Rule 424(b)(5)
                                                             File No. 33-49669


PRICING SUPPLEMENT NO. 11 DATED JUNE 10, 1997
(to Prospectus dated June 25, 1993
and Prospectus Supplement dated September 22, 1995, as supplemented by Supplement dated June 6, 1997)

PENNSYLVANIA ELECTRIC COMPANY
Secured Medium-Term Notes, Series D
(A Series of First Mortgage Bonds)


Trade Date:                   June 9, 1997

Principal Amount:             $50,000,000

Original Issue Date:          June 13, 1997

Maturity Date:                June 14, 1999

Issue Price:                  100%

Interest Rate:                Floating Rate
                                Interest Rate Basis: LIBOR
                                Telerate page: 3750
                                Spread (+/-): +.05%
                                Initial Interest Rate: 5.9875%
                                Maximum Interest Rate: 18%
                                Initial Interest Reset Date: July 1, 1997
                                Interest Reset Dates:  July 1 and January 1
                                Index Maturity: 180 days

Interest Payment Dates:       July 1 and January 1
                                Any payment required to be made in respect of a Note on a date that is not a Business Day for such Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment.

Additional Terms:             Redeemable at the option of Company, on or after
                              June  14, 1998 at par,  and at par,  at any time
                              under   certain    limited   circumstances,   as
                              described under "Description of  Secured Medium-
                              Term Notes, Series D--Redemption and Repurchase" in the Prospectus Supplement dated September 22,
                              1995 as supplemented by the Supplement thereto dated June 6, 1997.


Agents' Discounts or
Commissions:                  $125,000

Net Proceeds to Company:      99.750%

Additional Information:       Effective October 27, 1995, United  States Trust
                              Company   of  New  York  ("U.S.  Trust")  became
                              trustee under the Company's Mortgage and Deed of
                              Trust,  dated   as  of   January  1,  1942,   as
                              supplemented and amended,  and Paying Agent  for
                              the Notes.   All references to  the Trustee, the
                              Paying Agent or to Bankers Trust Company shall be deemed to refer to U.S. Trust, 114 West 47th
                              Street, New York, NY  10036.
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